Exhibit 2.2

Sterling Capital Partners IV, L.P.

401 North Michigan Avenue, Suite 3300

Chicago, Illinois 60611

(312) 465-7000

November 14, 2013

Blue Eagle Holdings, L.P.

401 North Michigan Avenue, Suite 3300

Chicago, Illinois 60611

Innotrac Corporation

6465 East Johns Crossing

Johns Creek, Georgia 30097

Re:	Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended or otherwise modified from time to time, the “Merger Agreement”), by and among Innotrac Corporation, a Georgia corporation (the “Company”), Blue Eagle Holdings, L.P., a Delaware limited partnership (“Parent”), and Blue Eagle Acquisition Sub, Inc., a Georgia corporation (“Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

1.          Upon the terms and subject to the conditions set forth herein, Sterling Capital Partners IV, L.P. (the “Investor”) hereby commits (the “Commitment”) to purchase at the Offer Closing and/or, in the event Approval is Required, the Closing equity securities of Parent in an aggregate amount equal to $119,000,000 (the “Commitment Amount”) in order to allow Parent to pay in full all amounts required to be paid by Parent and Purchaser in connection with the consummation of the Transaction. Notwithstanding anything to the contrary herein, the Investor’s obligation to fund in connection with the Transaction, or to otherwise pay any amounts in connection with the Transaction, including all obligations pursuant to this letter agreement, shall in no event exceed the Commitment Amount. The Investor reserves the right to have one or more of its Affiliates fund to Parent all or any portion of the Commitment Amount; provided, that the Investor agrees and acknowledges that it shall remain the primary obligor to fund the Commitment Amount pursuant to the terms and conditions hereof. Notwithstanding anything to the contrary herein or otherwise, in no event shall the aggregate liability of the Investor to fund Parent or otherwise under this letter agreement ever exceed the Commitment Amount.

2.          The Investor’s obligations under this letter agreement, including the obligation of the Investor to fund the Commitment Amount, is subject to (a) the execution and delivery of the Merger Agreement by the Company and the execution and delivery of the other agreements and instruments contemplated therein to be executed in connection therewith by the persons to be party thereto, (b) there having been no amendment or modification to the Merger Agreement or such other agreements that is not approved in writing by the Investor and (c) the satisfaction or waiver by Parent (with the prior written approval of the Investor) of (i) all of the Offer Conditions and all of the conditions set forth in Section 6.01 of the Merger Agreement or (ii) in the event Approval is Required, the conditions in Section 6.01 and Section 6.02 of the Merger Agreement.

3.          The Investor hereby irrevocably, unconditionally, absolutely and continually guarantees, through the Closing, the performance of Parent and Purchaser of the terms and provisions of the Merger Agreement. The Investor agrees that its liability hereunder shall be primary and direct and that the Company shall not be required to pursue any right or remedy it may have against Parent or Purchaser under the Merger Agreement or otherwise or to first commence any proceeding or obtain any judgment against Parent or Purchaser in order to enforce this obligation of the Investor.

4.          The obligation of the Investor to fund the Commitment Amount shall automatically and immediately terminate upon the earliest to occur of (a) the Closing or (b) the valid termination of the Merger Agreement in accordance with its terms.

5.          The Investor represents and warrants to Parent and the Company as follows:

(a)          it has, and shall at all times through the Closing maintain, uncalled, unrestricted capital commitments of no less than the Commitment Amount;

(b)          entering into this letter agreement and the performance of its obligations hereunder does not and will not (i) conflict with its agreement of limited partnership or its certificate of limited partnership, (ii) violate any applicable Law or (iii) conflict with or result in the breach of, or constitute a default under, any Contract binding on or affecting the Investor or any of its assets;

(c)          all necessary action has been taken by the Investor to authorize the execution, delivery and performance by it of this letter agreement, and no consent, filing or approval of any Governmental Entity or other Person is required for due execution, delivery or performance by the Investor; and

(d)          the Investor has all partnership authority to fulfill the Commitment and this letter agreement has been duly and validly executed and delivered by the Investor and this letter agreement constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

6.          Other than as required by Law or the rules of any national securities exchange, each of the parties agree that it will not, nor will it permit its advisors or Affiliates to, disclose to any person or entity the contents of this letter agreement, other than to the Company and its advisors (and then, only on a need to know basis and on the basis that any recipients are obligated to retain this letter in confidence).

7.          Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Investor has obligations hereunder and that, notwithstanding that the Investor is a partnership, no Person has any remedy, recourse or right of recovery against, or contribution from any Investor Affiliate, through the Investor, Parent or otherwise, whether by or through attempted piercing of the veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, by or through a claim by or on behalf of the Parent against the Investor or any Investor Affiliate, or otherwise, except for Parent’s and the Company’s rights against the Investor under this letter agreement. For purposes of this letter agreement, the term “Investor Affiliate” means any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or affiliates of the Investor.

8.          Subject to the terms set forth herein, this letter agreement may be enforced against the Investor by Parent or the Company. Except for the parties to this letter agreement and the Investor Affiliates (who are express third party beneficiaries of Section 7 of this letter agreement), no other Person shall be entitled to rely upon or enforce the terms of this letter agreement. This letter agreement shall be binding upon and inure solely to the benefit of Investor, Parent, the Company and the Investor Affiliates (as to Section 7 only), and nothing herein, express or implied, is intended or shall confer upon any other person any rights, benefits or remedies whatsoever under or by reason of the Commitment.

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9.          Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (b) the obligations of each of the Investors under this letter agreement are solely contractual in nature.

10.        This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, the Company and the Investor.

11.        The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that (i) prior to the valid termination of the Merger Agreement in accordance with its terms, (i) the parties shall be entitled to seek (in a court of competent jurisdiction as set forth in paragraph 13) an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement, without bond or other security being required, and (ii) the right of specific performance is an integral part of the Transaction and without the right, neither the Company nor Parent nor Purchaser would have entered into this letter agreement or the Merger Agreement. Notwithstanding anything to the contrary herein, it is explicitly agreed that the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce the Investor’s obligation to fund the Commitment on the terms and conditions set forth herein, but only in the event that (a) (I) all of the Offer Conditions and all of the conditions set forth in Section 6.01 of the Merger Agreement have been satisfied (or with respect to certificates to be delivered at the Offer Closing are capable of being satisfied upon the Offer Closing) or (II) in the event Approval is Required, all conditions set forth in Section 6.01 and Section 6.02 of the Merger Agreement have been satisfied (or with respect to certificates to be delivered at the Closing are capable of being satisfied upon the Closing), in either case, at the time when the Closing would have occurred but for the failure of the Commitment to be funded and (b) the Company has irrevocably confirmed that, if specific performance is granted, then the Offer or the Merger, as applicable, will be consummated.

12.        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

13.        Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the federal and state courts located in the State of Georgia situated in Fulton County, in the event any dispute arises out of this letter agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this letter agreement in any court other than the federal and state courts located in the State of Georgia situated in Fulton County. Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this letter agreement in any manner permitted by Georgia Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified on the first page of this letter agreement, will constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

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14.         Each party hereto hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this letter agreement. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, (d) such party has been induced to enter into this letter agreement, by, among other things, the mutual waiver and certifications in this paragraph 14.

15.         Notwithstanding anything to the contrary herein or otherwise, (a) recourse by the Company against the Investor under this letter agreement shall be the sole and exclusive remedy of the Company or any of its shareholders against the Investor or any Investor Affiliate (other than Parent or Purchaser) in connection with the consummation of the Transaction, and (b) neither the Company nor any of its shareholders shall, nor shall they be entitled to, bring any claim or action of any kind against the Investor or the Investor Affiliates (other than Parent or Purchaser) arising out of or related to the Transaction, other than claims under this letter agreement.

16.         This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this letter agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page follows.]

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Very truly yours,

STERLING CAPITAL PARTNERS IV, L.P.

/s/ Merrick Elfman
Name: Merrick Elfman
Title: Senior Managing Director

ACCEPTED AND AGREED

BLUE EAGLE HOLDINGS, L.P.

/s/ Merrick Elfman
Name: Merrick Elfman
Title: President

INNOTRAC CORPORATION

By:	/s/ Joel E. Marks
Name: Joel E. Marks
Title: Chairman, Strategic Alternatives Review Committee

[Signature page to Equity Commitment Letter]